UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2011

TD Ameritrade Holding Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-49992	82-0543156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4211 South 102nd Street Omaha, Nebraska	68127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(402) 331-7856

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-(c))

Item 1.01	Entry Into a Material Definitive Agreement.

As of October 31, 2011, TD Ameritrade Holding Corporation (“TD Ameritrade”) entered into Amendment No. 4 to the Stockholders Agreement, dated as of June 22, 2005, among TD Ameritrade, TD Luxembourg International Holdings s.a.r.l. (“TD Lux”), The Toronto-Dominion Bank (together with TD Lux, “TD”), J. Joe Ricketts, his wife and certain trusts created for the benefit of their family (collectively, the “Ricketts Holders”). TD through TD Lux owns approximately 247 million shares of common stock of TD Ameritrade, and the Ricketts Holders own approximately 81 million shares of common stock of TD Ameritrade. In addition, TD Ameritrade transacts business and has extensive relationships with TD and certain of its affiliates, a description of which is contained in TD Ameritrade’s proxy statement filed with the SEC on January 7, 2011 and incorporated herein.

Under Amendment No. 4, in connection with stock repurchases by TD Ameritrade:

•	TD has until January 24, 2014 to take all actions reasonably necessary to reduce its ownership in TD Ameritrade to 45% of the outstanding common stock of TD Ameritrade.

•

TD is required to take all actions reasonably necessary to commence reduction of its ownership in TD Ameritrade common stock and then continue such reduction for so long as such reduction can be executed at a price per share equal to or greater than TD’s then-applicable average carrying value per share of TD Ameritrade common stock.

•	TD’s ownership interest in TD Ameritrade will not exceed 48% of the outstanding common stock of TD Ameritrade.

•	Amendment No. 4 terminates on the earlier of January 24, 2014 or the termination of the Stockholders Agreement in accordance with its terms.

Under the Stockholders Agreement, TD is permitted to exercise voting rights only with respect to 45% of the outstanding common stock of TD Ameritrade.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TD AMERITRADE HOLDING CORPORATION

Date: November 4, 2011	By:	/s/ William J. Gerber
Name: William J. Gerber
Title: Chief Financial Officer